UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
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FORM SD
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Specialized Disclosure Report
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Matrix Service Company
(Exact Name of Registrant as Specified in Its Charter)
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DELAWARE	001-15461	73-1352174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Dr., Suite 700, Tulsa, OK		74135
(Address of Principal Executive Offices)		(Zip Code)
Kevin S. Cavanah 918-838-8822
(Name and telephone number, including area code, of person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to the which the information in this form applies:

¬	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2013 to December 31, 2013.

Section 1	Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
This Form SD of Matrix Service Company (the "Company") is filed pursuant to Rule 13p-1 promulgated under the Securities Exhange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013. A copy of the Company's Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD and is publicly available at the Company's website at www.matrixservicecompany.com under the values, vision and mission section.
Item 1.02 Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this report.

Section 2	Exhibits
The following exhibit is filed as a part of this report:

Exhibit No.	Description
1.02	Conflict Minerals Report of Matrix Service Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
MATRIX SERVICE COMPANY

By:	/s/ Kevin S. Cavanah,	Dated: June 2, 2014
Kevin S. Cavanah, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.02	Conflict Minerals Report of Matrix Service Company